As filed with the Securities and Exchange Commission on November 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTAGENIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1390025
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

149 Fifth Avenue, Suite 500, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

PROTAGENIC THERAPEUTICS, INC. 2006 EMPLOYEE, DIRECTOR AND CONSULTANT

 STOCK PLAN

(Full title of the plan)

PROTAGENIC THERAPEUTICS, INC. NON-PLAN OPTION AGREEMENTS

(Full title of the plan)

Alexander K. Arrow

Chief Financial Officer

149 Fifth Avenue, Suite 500

New York, NY 10010

(Name and address of agent for service)

212-994-8200

(Telephone number, including area code, of agent for service)

with copies of communications to:

Kenneth S. Goodwin, Esq.

Meister Seelig & Fein LLP

125 Park Avenue, 7th Floor

New York, NY 10017

(212) 655-3563

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	1,391,145 shares(2)	$1.01(3)	$1,405,056.45(3)	$162.85

Common Stock, par value $0.0001 per share	17,784 shares(4)	$1.25(5)	$22,230(5)	$2.58

Total:				$165.43
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s (a) 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”) and (b) three Non-Plan Non-Qualified Stock Option Agreements(the “Non-Plan Option Agreements) , by reason of any stock split, stock dividend or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents 1,391,145 shares of the Registrant’s common stock underlying outstanding stock options granted under the 2006 Plan. No further awards may be granted under the 2006 Plan.
(3)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraph (h) of Rule 457 promulgated under the Securities Act and are based on the weighted average exercise price (rounded to the nearest cent) for outstanding stock options granted pursuant to the 2006 Plan.

(4)	Represents 17,784 shares of the Registrant’s common stock subject to three Non-Plan Option Agreements granted by the Registrant as of February 12, 2016.
(5)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraph (g) of Rule 457 promulgated under the Securities Act and are based on the exercise price of the Non-Plan Option Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) on file with the Commission (File No. 000-51353):

(a)	the Registrant’s Current Report on Form 8-K/A (which contains audited financial statements of the Registrant’s latest fiscal year), filed on July 12, 2016;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, filed on July 25, 2016 and August 15, 2016, respectively;

(c)

the Registrant’s Current Reports on Form 8-K, filed on February 5, 2016, February 12, 2016, February 12, 2016, March 4, 2016, April 5, 2016, April 7, 2016, April 18, 2016, April 20, 2016 (Form 8-K/A), April 26, 2016, June 20, 2016, July 12, 2016 (Form 8-K/A), July 15, 2016 and September 8, 2016; and

(d)

the description of the Registrant’s common stock contained in Item 11 of Amendment No. 2 to the Registrant’s Registration Statement on Form 10, filed on September 30, 2014 (as updated by the information under “Proposal No. 2 – Reduction in Authorized Shares and Decrease in Par Value” from the Registrant's definitive proxy statement on Schedule 14A, filed on May 3, 2016), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Article Seventh of the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. No amendment, modification, or repeal of Article Seventh of the Charter shall apply to or have any effect on the liability or alleged liability of any of the Registrant’s directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Article Eighth of the Charter provides, among other things, that the Registrant shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person.

Article V, Section 1 of the Registrant’s Bylaws (the “Bylaws”) provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Registrant shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Registrant’s Board of Directors.

Section 2 of Article V of the Bylaws provides that, in addition to the right to indemnification conferred in Article V, Section 1 of the Bylaws, an Indemnitee shall also have the right to be paid by the Registrant the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under Section 2 or otherwise.

Both the Charter and the Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Registrant intends to enter into Indemnification Agreements with each of its directors and executive officers. It is anticipated that these Indemnification Agreements will provide, among other things, that that the Registrant will indemnify and hold harmless each person subject to an Indemnification Agreement to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such indemnified party serving in his or her capacity as a director of the Registrant or serving at the Registrant’s direction as a director, officer, employee, fiduciary or agent of another entity. The Indemnification Agreements will further provide that, upon an indemnified party’s request, the Registrant will advance expenses to the indemnified party to the fullest extent permitted by applicable law. The Indemnification Agreement will require the Registrant to maintain in full force and effect directors’ liability insurance on the terms described in the Indemnification Agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

2.1

Agreement and Plan of Merger and Reorganization, dated as of February 12, 2016, by and among Atrinsic, Inc. a Delaware corporation, Protagenic Acquisition Corp., a Delaware corporation, and Protagenic Therapeutics, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016 (the “February 12 Form 8-K”))

2.2

Certificate of Ownership and Merger Merging Protagenic Therapeutics, Inc. with and into Atrinsic, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016 (the “June 20 Form 8-K”))

2.3	Agreement of Merger of Atrinsic, Inc. and Protagenic Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 to the June 20 Form 8-K)

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the June 20 Form 8-K)

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the SEC on July 15, 2016)

*4.1	Non-Plan Stock Option Agreement between the Registrant and Edward Gildea

*4.2	Non-Plan Stock Option Agreement between the Registrant and Jonathan Schechter

*4.3	Non-Plan Stock Option Agreement between the Registrant and Sebastian Giordano

*5.1	Opinion of Meister Seelig & Fein LLP re legality

*23.1	Consent of Independent Registered Public Accounting Firm

*23.2	Consent of Independent Registered Public Accounting Firm

*23.3	Consent of Meister Seelig & Fein LLP (included in Exhibit 5.1)

Exhibit Number	Description

*24.1	Powers of Attorney (included on signature page)

99.1	Protagenic Therapeutics, Inc. 2006 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.16 to the February 12 Form 8-K)

99.2	Form of Non-Qualified Stock Option Award Agreement under the Protagenic Therapeutics, Inc. 2006 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.17 to the February 12 Form 8-K)

_________________________
*      Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of November, 2016.

PROTAGENIC THERAPEUTICS, INC.

By:	/s/ Garo H. Armen
Garo H. Armen
Chairman (Principal Executive Officer and Duly Authorized Officer)

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Garo H. Armen and Alexander K. Arrow, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Garo H. Armen	Director and Chairman of the Board	November 10, 2016
Garo H. Armen	(Principal Executive Officer)

/s/ Alexander K. Arrow	Chief Financial Officer	November 10, 2016
Alexander K. Arrow	(Principal Financial Officer)

/s/ Robert B. Stein	Director	November 10, 2016
Robert B. Stein

/s/ Khalil Barrage	Director	November 10, 2016
Khalil Barrage

/s/ Gregory H. Ekizian	Director	November 10, 2016
Gregory H. Ekizian

/s/ Joshua Silverman	Director	November 10, 2016
Joshua Silverman

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger and Reorganization, dated as of February 12, 2016, by and among Atrinsic, Inc. a Delaware corporation, Protagenic Acquisition Corp., a Delaware corporation and Protagenic Therapeutics, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, as filed with the SEC on February 12, 2016 (the “February 12 Form 8-K”))

2.2

Certificate of Ownership and Merger Merging Protagenic Therapeutics, Inc. with and into Atrinsic, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016 (the “June 20 Form 8-K”))

2.3	Agreement of Merger of Atrinsic, Inc. and Protagenic Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 to the June 20 Form 8-K)

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the June 20 Form 8-K)

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the SEC on July 15, 2016)

*4.1	Non-Plan Stock Option Agreement between the Registrant and Edward Gildea

*4.2	Non-Plan Stock Option Agreement between the Registrant and Jonathan Schechter

*4.3	Non-Plan Stock Option Agreement between the Registrant and Sebastian Giordano

*5.1	Opinion of Meister Seelig & Fein LLP re legality

*23.1	Consent of Independent Registered Public Accounting Firm

*23.2	Consent of Independent Registered Public Accounting Firm

*23.3	Consent of Meister Seelig & Fein LLP (included in Exhibit 5.1)

*24.1	Powers of Attorney (included on signature page)

99.1	Protagenic Therapeutics, Inc. 2006 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.16 to the February 12 Form 8-K)

99.2	Form of Non-Qualified Stock Option Award Agreement under the Protagenic Therapeutics, Inc. 2006 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.17 to the February 12 Form 8-K)

_________________________
*      Each document marked with an asterisk is filed herewith.